Exhibit 99.4

Consent of Lazard Frères & Co. LLC

The Board of Directors

Reynolds American Inc.

401 North Main Street,

Winston-Salem, NC 27101

Dear Members of the Board:

We hereby consent to the inclusion of our opinion, dated January 16, 2017, to the board of directors of Reynolds American Inc. (“RAI”) as Annex D to the proxy statement/prospectus, which is part of the Amendment No. 1 to the Registration Statement on Form F-4 of British American Tobacco p.l.c., filed with the Securities and Exchange Commission on May 17, 2017 (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of RAI’s Financial Advisors—Opinion of Lazard” and “Special Factors Relating to RAI Proposal I: Approval of the Merger Agreement—Opinions of RAI’s Financial Advisors—Opinion of Lazard”.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Maxence de Gennaro
Maxence de Gennaro
Managing Director

New York, New York

May 17, 2017